Exhibit 99.1

News Release

Contact:	Amy Potter
Marketing
(814) 765-9621

FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION ANNOUNCES RECEIPT OF SHAREHOLDER AND REGULATORY APPROVALS FOR CNB’S ACQUISITION OF FC BANC CORP.

CLEARFIELD, PENNSYLVANIA – September 19, 2013

Joseph B. Bower, Jr., President & CEO of CNB Bank and CNB Financial Corporation (NASDAQ: CCNE) and Coleman Clougherty, President & CEO of Farmers Citizens Bank and FC Banc Corp. (OTC: FCBZ), together announced that at a special meeting held on September 19, 2013, the shareholders of FC Banc Corp. approved FC’s merger with CNB Financial Corporation. Following the merger, FC Banc Corp.’s subsidiary, Farmers Citizens Bank, will operate as FCBank, a division of CNB Bank. Messrs. Bower and Clougherty further announced that CNB has received all regulatory approvals to proceed with the acquisition. CNB and FC intend to complete the merger in October 2013 following the satisfaction of all closing conditions.

“We are excited to expand our franchise into the Ohio market,” Mr. Bower said. “We believe that there are many similarities between the markets of Farmers Citizens Bank and our central Pennsylvania and ERIEBANK markets. We understand the needs of customers in these markets and look forward to providing FCBank the support to continue to grow.”

Following the consummation of the transaction, FCBank will operate as a separate and distinctly branded division of CNB Bank, with local decision making and oversight. Service will continue in the northern Ohio markets of Bucyrus, Cardington, Fredericktown, Mount Hope and Shiloh and in the markets of Worthington and Upper Arlington in the greater Columbus area with eight branch locations. FCBank will also operate the loan production office that CNB Bank has in Dublin. Mr. Clougherty is expected to continue with CNB as President of FCBank following conversion.

It is expected that Farmers Citizens Bank will close at 5 p.m. on Friday, October 11, 2013 and reopen as FCBank, a division of CNB Bank, on Tuesday, October 15, 2013 for regular bank hours following the Columbus Day holiday.

“CNB Financial Corporation is an outstanding partner for our bank.” Mr. Clougherty went on to say, “CNB has a successful community banking model and we anticipate that will serve our customers and communities well.”

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with current assets of approximately $1.8 billion that conducts business primarily through CNB Bank, CNB’s principal subsidiary.

CNB Bank is a full-service bank engaging in a full range of banking activities and services, including wealth and asset management services, for individual, business, governmental, and institutional customers. CNB Bank operations include Wealth and Asset Management, a Private

Banking division and 29 full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.bankcnb.com.

About FC Banc Corp

FC Banc Corp. is the holding company for The Farmers Citizens Bank. Since 1907, FC Bank has had a tradition of being a locally owned bank proudly serving its customers. With offices in Bucyrus, Cardington, Fredericktown, Mount Hope, Upper Arlington, Shiloh and Worthington, FC Bank is an FDIC member and an Equal Housing Lender.

Cautionary Note Regarding Forward-Looking Statements

This release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (2) disruptions to the parties’ businesses as a result of the announcement and pendency of the merger; (3) costs or difficulties related to the integration of the business following the proposed merger; (4) the risk that the anticipated benefits, cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (5) changes in general business, industry or economic conditions or competition; (6) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (7) adverse changes or conditions in capital and financial markets; (8) changes in interest rates or credit availability; (9) the inability to realize expected cost savings or achieve other anticipated benefits in connection with the proposed merger; (10) changes in the quality or composition of loan and investment portfolios; (11) adequacy of loan loss reserves and changes in loan default and charge-off rates; (12) increased competition and its effect on pricing, spending, third-party relationships and revenues; (13) loss of certain key officers; (14) continued relationships with major customers; (15) deposit attrition necessitating increased borrowings to fund loans and investments; (16) rapidly changing technology; (17) unanticipated regulatory or judicial proceedings and liabilities and other costs; (18) changes in the cost of funds, demand for loan products or demand for financial services; and (19) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

The foregoing list should not be construed as exhaustive, and CNB and FC undertake no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

For additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, please see filings made by CNB with the SEC, including CNB’s Annual Report on Form 10-K for the year ended December 31, 2012.